UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 30, 2006

FIRSTCITY FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	033-19694	76-0243729
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

6400 Imperial Drive
Waco, Texas 76712
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (254) 761-2800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On June 30, 2005, FirstCity Financial Corporation (“FirstCity”) and its subsidiary, FirstCity Business Lending Corporation (“FCBLC”), entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with AMRESCO SBA Holdings, Inc. and NCS I, LLC (collectively the “Sellers”), as sellers, and American Business Lending, Inc. (“American”), as purchaser, related to the purchase (the “Purchase”) by American of (i) unguaranteed portions of certain business loans, (ii) certain loan servicing rights and obligations including certain fees to be earned on the portion of such loans that are guaranteed by the U.S. Small Business Administration (the “SBA”) and (iii) a franchise (the “SBLC License”) granted by the SBA to originate and service loans as a small business lending company. The Asset Purchase Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by this reference. The summary and description contained in this report does not purport to be complete and is qualified in its entirety by reference to the Asset Purchase Agreement.

The Asset Purchase Agreement contemplates that Charles P. Bell. Jr. and Joe N. Smith will enter into a management contract with American and will be granted options to purchase common equity of American sufficient to allow Messrs. Bell and Smith to collectively own up to sixteen percent (16%) of the common equity of American, on a fully diluted basis, as of the end of the term of the management agreement.

The closing of the Asset Purchase Agreement is subject to the approval of the SBA to the transfer of the SBLC License, the grant of the options to Messrs. Bell and Smith, the execution of the management agreement in a form acceptable to the Sellers, and the execution of a shareholders agreement in form acceptable to the Sellers, in addition to other conditions customarily included in similar agreements.

The purchase price for the loans, servicing rights and SBLC License is (a) $240,000 in cash, and (b) a non-recourse note (the “Secured Note”) secured by the purchased assets other than the SBLC License in an original principal amount equal to the principal amount of the promissory notes evidencing the purchased loans outstanding on the closing date plus an amount agreed upon by the parties with respect to the other purchased assets (other than the SBLC License). The Sellers, jointly and severally, agreed to pay or reimburse American, to the extent not otherwise paid from the proceeds of the collateral for the Secured Note, for all expenses incurred by American in connection with the purchased assets and to create and maintain a reserve account for payment of those expenses.

Pursuant to the terms of the Asset Purchase Agreement, FCBLC has agreed to provide working capital loans to American from June 30, 2006, through the closing date in the amount $325,000. In the event that the Purchase does not close by September 30, 2006, and the failure to close is not the result of FCBLC’s or its officers failure to cooperate with the SBA, to diligently pursue SBA approval or meet certain conditions in the SBA regulations, the Sellers will reimburse FCBLC for one-half of the operating expenses advanced by FCBLC under the working capital loans. FCBLC also has agreed to contribute (i) $960,000 to American in exchange for ninety-six percent (96%) of the common equity of American on a fully-diluted basis (subject to dilution by the issuance of stock options to management of American for 16% of the common equity of American, on a fully diluted basis), and (ii) $2,000,000 to American in exchange for one-hundred percent (100%) of the preferred equity of American. The preferred equity will accrue dividends at a variable rate equal to the JPMorgan Chase Bank, N.A. Prime Rate plus 4% per annum. The Sellers will contribute $40,000 in exchange for four percent (4%) of the common equity of American on a fully diluted basis (subject to dilution by the issuance of stock options to management for 16% of the common equity of American, on a fully diluted basis). FCBLC also has agreed to provide American with working capital loans of up to $4,000,000 after closing (including any outstanding advances from the initial working capital loan described above) on terms and conditions satisfactory to Sellers and with an interest rate equal to the JPMorgan Chase Bank, N.A. Prime Rate plus 3% to the extent not provided by any other financing obtained by American.

FirstCity executed the Asset Purchase Agreement to evidence its obligation to cause FCBLC to meet its obligations under the Asset Purchase Agreement, to make the working capital loans and equity contributions and to arrange for American to have available a warehouse financing facility, approved by the SBA, from an unrelated lender.

Section 9 - Financial Statements and Exhibits

Item 9.01  Financial Statements and Exhibits

(d)                                 Exhibits.

10.1                           Asset Purchase Agreement dated as of June 30, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRSTCITY FINANCIAL CORPORATION

Date: July 7, 2006	By:	/s/ J. Bryan Baker
J. Bryan Baker
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Asset Purchase Agreement dated as of June 30, 2006.